UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2007

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2007, the Compensation Committee of the Board of Directors authorized Donna B. Cohen, the Company’s Controller, as a participant under the Company’s Executive Incentive Plan (Covering the Years 2006-2008) (the "Executive Incentive Plan"). Ms. Cohen’s maximum annual cash bonus amount is $96,250, which would be payable in the event that the Company exceeds its target EBITDA by greater than 145%. Ms. Cohen may also earn 4,000 restricted shares of the Company’s common stock per year if either: a) the Company achieves 100% of its EBITDA target, or b) the price of the Company’s common stock meets certain stock price thresholds for 30 business days prior to the end of each of years 2007 and 2008. Ms. Cohen is eligible to earn an additional 6,000 and 8,000 restricted shares for calendar years 2007 and 2008, respectively, if the Company achieves 110% of its EBITDA target or if substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in the Executive Incentive Plan.

Also, on January 26, 2007, the Compensation Committee approved discretionary cash and restricted stock bonuses for performance during 2006 to certain of the Company’s executive officers. Edward Rohling, the Company’s President & Chief Executive Officer was awarded a cash bonus of $110,000, in addition to the minimum cash bonus of $220,000, to which he was entitled under his employment agreement. Mr. Rohling was also awarded 15,000 shares of restricted stock. James MacLennan, the Company’s Executive Vice President & Chief Financial Officer, was awarded a cash bonus of $75,000 and 10,000 restricted shares. Daniel Ellis, Senior Vice President, General Counsel & Secretary was awarded a cash bonus of $75,000 and 10,000 restricted shares. Finally, the Compensation Committee awarded Ms. Cohen, the Company’s Controller, 3,000 shares of restricted stock. Ms. Cohen will receive a cash bonus of $20,909 pursuant to a bonus plan under which she participated before being named an executive officer of the Company and a participant under the Executive Incentive Plan.

Each restricted stock award make to the executive officers will vest in three annual increments beginning on January 30, 2008 and shall otherwise be governed under the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.

On January 30, 2007 the Compensation Committee of the Company’s Board of Directors recommended, and the full Board adopted, the recommendation of the Company’s compensation consultant with respect to retainer compensation for outside directors. Recognizing the substantial additional time that members of the board and its several committees dedicated to the affairs of the company during 2006 and the continuing time commitment of the Board, and based on comparison with board compensation practices at other public companies, the Board approved the award of 4,000 shares of restricted Common Stock to each member of the Board for service during 2007; an additional 2,000 shares to each member of the Board who also serves on its Audit Committee; and an additional 1,000 shares to each member of the Board who serves on its Compensation Committee. The shares are to be awarded on February 12, 2007 and are to vest in annual increments over the next three years, commencing January 30, 2008. In view of the fact that no option awards were made or incremental compensation paid to the members of the Company’s Board of Directors for service in 2006, the Board also approved awards, identical to the equity retainer award described above for the 2007 fiscal year, for 2006 service by members of the Board, its Audit Committee and its Compensation Committee. These restricted shares will also be awarded on February 12, 2007 and have the same vesting schedule as described above. The restricted shares described herein shall be governed by the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.

Also, on January 30, 2007, the Lodgian Board of Directors named Ms. Cohen as an executive officer of the Company pursuant to Rule 3b-7 of the Securities Exchange Act of 1934.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

February 1, 2007	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary